                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:  Gary Foster
            (212) 332-2074
            gfoster@antigenics.com


                   ANTIGENICS COMPLETES AQUILA MERGER CREATING
                        PREEMINENT IMMUNOTHERAPY COMPANY


NEW YORK, NEW YORK - NOVEMBER 17, 2000 - Antigenics Inc. (Nasdaq: AGEN) announced today that it has completed its previously announced merger with Aquila Biopharmaceuticals, Inc. (Nasdaq: AQLA) effective as of the close of trading on November 16. Aquila shareholders voted to approve the merger on November 15. Aquila will now operate as a wholly owned subsidiary of Antigenics. In connection with the merger, Antigenics will issue approximately 2.5 million shares of common stock, based on an exchange ratio of 0.2898 shares of Antigenics stock for each share of Aquila stock.

"We are pleased to complete this merger and see enormous opportunities for growth as we pursue our vision of creating the world's leading immunotherapy company," said Garo H. Armen, Ph.D., chairman and CEO of Antigenics. "The complementary technologies, product pipelines and skill sets of the two companies give us powerful tools to develop a wide range of immunology treatments and adjuvants for cancer, infectious diseases and degenerative disorders."

The merger links Antigenics' superior T-cell activation technology with Aquila's proven antibody program allowing the combined company to produce treatments based upon activation of both pathways of the immune system. The combined company will consist of:

     - A proprietary heat shock protein (HSP) technology, including Oncophage(R), Antigenics' lead cancer vaccinE undergoing testing in a phase III clinical trial in kidney cancer and in seven other completed or ongoing trials in six different cancer indications. Antigenics expects to file an IND with the FDA by the end of the year to begin testing Antigenics' HSP technology in the first major infectious disease indication.

     - The Stimulon(TM) program, including QS21, a superior adjuvant that forms the basis of several of the company's own products and is partnered in multiple late stage clinical trials.

     - The CD-1 antigen discovery technology for development of vaccines based upon a novel immunological pathway.

     - Leucogen(R), a commercial animal healthcare product for the protection against feline leukemia virus.

     - Corporate partnerships with some of the world's leading pharmaceutical and biotechnology companies, including Smith-Kline Beecham, Bristol-Myers Squibb and Elan Corp.

     - Manufacturing and research facilities in Woburn and Framingham, MA giving the company the necessary resources to meet the demands of a growing product pipeline in advanced stage development.

     - A combined workforce of approximately 150 talented scientists, researchers, clinicians and other professionals in drug development and manufacturing operations.

     - A strong patent estate with 66 issued patents and over 70 pending patents.

     - A sound financial position that includes over $100 million cash and the additional assets from the merger with Aquila that is expected to be neutral to additive to the company's cash position for the next two years and accretive in 2002 and beyond.

"Employees from Antigenics and Aquila have worked diligently to make this merger a reality in a short period," Armen said. "We look forward to utilizing the capabilities of our combined entity to create great value for our shareholders."

Antigenics' therapeutic vaccines for treatment of cancers, infectious diseases and degenerative disorders are based on it pioneering technology using heat shock proteins. Antigenics has tested its lead product, Oncophage(R), in five completed phase I and II clinical trials in colon cancer, melanoma, kidney cancer and pancreatic cancer, and is now evaluating Oncophage in a phase III trial in kidney cancer and additional trials in sarcoma, non-Hodgkin's lymphoma and gastric cancer. Antigenics' other products include: Leucogen(R) for protection against feline leukemia virus (approved for U.S. and European use in 1991); Quilimmune-P(TM), a human healthcare product iN clinical trials for prevention of pneumococcal infections in the elderly; Quilimmune-M(TM), a human healthcare product in clinical trials for prevention of malaria; and pre-clinical CD1 programs in tuberculosis, Chlamydia infections and cancer. The company also licenses its immune enhancement technologies, and current partners include SmithKline Beecham, Elan Corporation, plc, Aventis Pasteur, Wyeth Lederle, VaxGen, Bristol-Myers Squibb (Progenics Pharmaceuticals), Korea Green Cross Corporation and Virbac S.A. For more information about the company visit www.antigenics.com.

NOTE: THE CONFERENCE CALL THAT WAS PREVIOUSLY SCHEDULE FOR TODAY AT 11:00 A.M.
      EST HAS BEEN POSTPONED AND WILL BE RE-SCHEDULED AT A LATER DATE. ##

This press release contains forward-looking statements. These include statements about the future financial position of Antigenics and its ability to generate positive cash flows and the potential commercial success of programs in development. Several risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. These factors include the ability to satisfy regulatory requirements, the outcome of clinical trials, the efficacy of products that are commercialized, the ability to convince the medical community to adopt products, competition from pharmaceutical and biotechnology companies, the strength of intellectual property rights, the ability to raise capital and the risk factors included in the Antigenics SEC filings.


                                       6